Exhibit 99.1

Red Robin Gourmet Burgers Reports Results for the Fiscal Second Quarter Ended July 14, 2019

Greenwood Village, CO – August 23, 2019 – Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB) (“Red Robin” or the “Company”), a full-service restaurant chain serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today reported financial results for the quarter ended July 14, 2019.
Second Quarter 2019 Financial Highlights Compared to Second Quarter 2018

•	GAAP earnings per diluted share were $0.08 compared to a $0.14 loss per diluted share;

•	Adjusted earnings per diluted share were $1.03 compared to $0.46 (see Schedule I);

•	Net Income was $1.0 million compared to a net loss of $1.9 million;

•	Adjusted EBITDA was $25.5 million compared to $28.8 million (see Schedule III);

•	Total revenues were $308.0 million, a decrease of 2.3%;

•	Off-premise sales increased 25.7% and comprised 12.5% of total food and beverage sales, including catering;

•	Comparable restaurant revenue decreased 1.5% (using constant currency rates); and

•	Comparable restaurant guest counts decreased 6.4%.
Pattye Moore, board chair and interim chief executive officer of Red Robin, said, “We are making important progress on the execution of the five pillars in our strategic plan, designed to restore Red Robin’s growth and improve profitability, and believe we have reached an inflection point in our transformation. This was underscored during the second quarter by achieving our strongest comparable restaurant revenue result in five quarters, including a sequential improvement from the first quarter. Importantly, we are encouraged to see early signs of our recent sales momentum continuing, which reflect our ongoing improvements in operating and guest satisfaction metrics, as well as the new omni-channel advertising campaign that launched July 15th.”
Ms. Moore continued, “While there is still considerable work to do, our improving metrics, growing off-premise and catering channels, and traction in implementing technology solutions highlight what we have already accomplished in stabilizing the business and laying the foundation for long-term success. Additionally, the entire Red Robin Board, including our three new independent Directors announced earlier this month, remains committed to creating value for our shareholders.”
Fiscal Period Eight Comparable Restaurant Revenue
For the four-week period ended August 11, 2019, representing the Company’s fiscal period eight, comparable restaurant revenue improved to (0.1%), reflecting the continued momentum in the business.
Second Quarter 2019 Operating Results
Total revenues, which primarily include Company-owned restaurant revenue and franchise royalties, decreased 2.3% to $308.0 million in the second quarter of 2019, from $315.4 million in the second quarter of 2018. Restaurant revenue decreased $8.0 million due to a $4.4 million, or 1.5%, decrease in comparable restaurant revenue, and a $4.2 million decrease from closed restaurants, partially offset by a $0.6 million increase in revenue from late 2018 new restaurant openings.
System-wide restaurant revenue (which includes franchised units) for the second quarter of 2019 totaled $366.4 million, compared to $374.7 million for the second quarter of 2018.
Comparable restaurant revenue(1) decreased 1.5% in the second quarter of 2019 compared to the same period a year ago, driven by a 6.4% decrease in guest counts and offset by a 4.9% increase in average guest check. The increase in average guest check comprised a 2.3% increase in menu mix and a 2.6% increase in pricing. The increase in menu mix was primarily driven by the Company’s current menu and promotional strategy, resulting in lower Tavern burger sales and higher Finest burger and entrée sales.
Net income was $1.0 million for the second quarter of 2019 compared to a net loss of $1.9 million for the same period a year ago. Adjusted net income was $13.4 million for the second quarter of 2019 compared to $6.0 million for the same period a year ago (see Schedule I).
Restaurant-level operating profit margin (a non-GAAP financial measure) was 18.2% in the second quarter of 2019 compared to 19.3% in the same period a year ago. Cost of sales as a percentage of restaurant revenue decreased 20 basis points primarily due to a reduction in waste and lower Tavern mix. Restaurant labor costs as a percentage of restaurant revenue increased 90 basis points due to higher average wage rates and sales deleverage. Other restaurant operating costs increased 50 basis points primarily due to a 60 basis point increase in third-party delivery fees, offset by a 10 basis point decrease in supplies. Occupancy costs decreased 10 basis points due to restaurant closures. Schedule II of this earnings release defines restaurant-level operating profit, discusses why it is a useful metric for investors, and reconciles this metric to income from operations and net income, in each case under GAAP.
________________________________________

(1)
Comparable restaurants are those Company-owned restaurants that have operated five full quarters during the period presented, and such restaurants are only included in the comparable metrics if they are comparable for the entirety of both periods presented.

Restaurant Revenue Performance

	Q2 2019	Q2 2018
Average weekly sales per unit(1):
Company-owned – Total	$52,907	$53,266
Company-owned – Comparable	$53,304	$54,065
Franchised units – Comparable	$59,818	$61,558
Total operating weeks:
Company-owned units	5,716	5,827
Franchised units	1,075	1,052
________________________________________

(1)
Calculated using constant currency rates. Using historical currency rates, the average weekly sales per unit in the second quarter of 2018 for Company-owned – Total and Company-owned – Comparable was $53,268 and $54,067. The Company calculates non-GAAP constant currency average weekly sales per unit by translating prior year local currency average weekly sales per unit to U.S. dollars based on current quarter average exchange rates. The Company considers non-GAAP constant currency average weekly sales per unit to be a useful metric to investors and management as they facilitate a more useful comparison of current performance to historical performance.

Other Results
Depreciation and amortization costs decreased to $21.4 million in the second quarter of 2019 from $22.3 million in the second quarter of 2018.
General and administrative costs were $21.8 million, or 7.1% of total revenues, in the second quarter of 2019, compared to $20.4 million, or 6.5% of total revenues, in the same period a year ago. The increase was primarily driven by professional and legal fees.
Selling expenses were $13.4 million, or 4.4% of total revenues, in the second quarter of 2019, compared to $15.2 million, or 4.8% of total revenues, during the same period a year ago. The increase was primarily driven by a decrease in media spend.
Other charges in the second quarter of 2019 included $14.1 million of asset impairments, $1.2 million of board and shareholder matter costs, $1.0 million in costs related to restaurants that were previously closed, $0.4 million in executive transition and severance, and $0.3 million in executive retention.
The Company had an effective tax benefit of 106.5% in the second quarter of 2019, compared to an effective tax benefit of 71.6% during the same period a year ago. The change in the effective tax benefit is primarily due to the decrease in income in the second quarter of 2019 compared to the same period a year ago. The Company currently anticipates full year cash tax payments of between $3.5 million and $5 million.
Earnings per diluted share for the second quarter of 2019 were $0.08 compared to losses per diluted share of $0.14 in the second quarter of 2018. Excluding charges of $0.80 for impairment expenses, $0.07 for board and shareholder matter costs, $0.05 for restaurant closure costs, $0.02 for executive transition and severance, and $0.01 for executive retention, adjusted earnings per diluted share for the second quarter ended July 14, 2019 were $1.03. Excluding charges of $0.54 for asset impairment, $0.03 for spiral menu disposal, and $0.03 for reorganization costs, adjusted earnings per diluted share for the second quarter ended July 15, 2018 were $0.46. See Schedule I for a reconciliation of adjusted net income and adjusted earnings per share (each, a non-GAAP financial measure) to net income and earnings per share.
Restaurant Portfolio
During the second quarter of 2019, one franchised Red Robin restaurant opened. One additional Red Robin franchised restaurant is expected to open later in 2019.
Separately, the Company closed 10 restaurants in connection with its previously announced real estate portfolio reassessment. Seven of these restaurants were in enclosed mall locations. As a result of these closures, the Company recognized non-cash impairment charges of $1.1 million during the second quarter of 2019. These restaurants had combined year to date sales of $6.1 million, and pre-tax operating losses of $1.7 million. Year to date depreciation expense for these locations in 2019 was immaterial.

The following table details restaurant unit data for Company-owned and franchised locations for the periods indicated:

	Twelve Weeks Ended	Twelve Weeks Ended	Twenty-Eight Weeks Ended	Twenty-Eight Weeks Ended
	July 14, 2019	July 15, 2018	July 14, 2019	July 15, 2018
Company-owned:
Beginning of period	483	484	484	480
Opened during the period	—	2	—	6
Closed during the period(1)	(11)	(2)	(12)	(2)
End of period	472	484	472	484
Franchised:
Beginning of period	89	87	89	86
Opened during the period	1	1	1	2
End of period	90	88	90	88
Total number of restaurants	562	572	562	572
_________________________________________________________
(1) Restaurants closed during the twelve weeks ended July 14, 2019 include the permanent closure of ten restaurants and the temporary closure of one restaurant. Restaurants closed during the twenty-eight weeks ended July 14, 2019 include the permanent closure of eleven restaurants, and the temporary closure of one restaurant. Restaurants closed in the twelve and twenty-eight week periods ended July 15, 2018 consisted entirely of permanently closed restaurants.
Balance Sheet and Liquidity
As of July 14, 2019, the Company had cash and cash equivalents of $26.2 million and total debt of $181.4 million. The Company funded capital expenditures with cash flow from operations and made net repayments of $2.0 million on its credit facility during the second quarter of 2019. As of July 14, 2019, the Company had outstanding borrowings under its credit facility of $180.5 million, in addition to amounts issued under letters of credit of $7.4 million, which reduce the amount available under its credit facility but are not recorded as debt.
The Company’s lease adjusted leverage ratio was 4.30x as of July 14, 2019. The lease adjusted leverage ratio is defined in Section 1.1 of the Company’s credit facility, which is filed as Exhibit 10.32 to the Annual Report on Form 10-K filed on February 21, 2017. On August 19, 2019, the Company entered into a second amendment to its credit facility to increase the lease adjusted leverage ratio to 5.0x through December 29, 2019 (see Exhibit 10.2 of the Company’s Quarterly Report on Form 10-Q to be filed on August 23, 2019).
Outlook for 2019
Red Robin’s updated 2019 annual outlook remains the same for comparable restaurant revenue, adjusted EBITDA and capital expenditures. Selling, general and administrative costs, net income and adjusted diluted earnings per share have been updated to reflect current estimates including year-to-date other charges and the Company’s current estimated annual tax benefit. Current 2019 guidance is as follows:

•	Comparable restaurant revenue of down 1.0% to up 1.0% (using constant currency rates);

•	Selling, general and administrative costs of $154 million to $157 million;

•	Net (loss) income of $(2.2) million to $4.2 million;

•	Adjusted EBITDA, a non-GAAP measure, of $107 million to $117 million;

•	Adjusted diluted earnings per share, a non-GAAP measure, of $0.95 to $1.50, which includes the impact of an estimated tax benefit of $0.45 to $0.65; and

•	Capital expenditures of $45 million to $55 million.
Guidance Policy
The Company provides guidance as it relates to selected information related to the Company’s financial and operating performance, and such measures may differ from year to year.
Investor Conference Call and Webcast
Red Robin will host an investor conference call to discuss its second quarter 2019 results today at 8:30 a.m. ET. The conference call number is (201) 689-8560. The financial information that the Company intends to discuss during the conference call is included in this press release and will be available in the “Company” section of the Company’s website at www.redrobin.com by selecting the “Investor Relations” link, then the “Calendar of Events” link. Prior to the conference call, the Company will post supplemental financial information that will be discussed during the call and live webcast.
To access the supplemental financial information and webcast, please visit www.redrobin.com and select the “Company” section, then the “Investor Relations” link, then the “Presentations” link. A replay of the live conference call will be available from two hours after the call until midnight on Friday, August 30, 2019. The replay can be accessed by dialing (412) 317-6671. The conference ID is 13693391.

About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)
Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., and under the trade name Red Robin Gourmet Burgers and Brews, is the Gourmet Burger Authority™, famous for serving more than two dozen craveable, high-quality burgers with Bottomless Steak Fries® in a fun environment welcoming to Guests of all ages. Whether a family dining with kids, adults grabbing a drink at the bar, or teens enjoying a meal, Red Robin offers an unparalleled experience for its Guests. In addition to its many burger offerings, Red Robin serves a wide variety of salads, soups, appetizers, entrees, desserts, and signature beverages. Red Robin offers a variety of options behind the bar, including its extensive selection of local and regional beers, and innovative adult beer shakes and cocktails, earning the restaurant a VIBE Vista Award for Best Beer Program in a Multi-Unit Chain Restaurant. There are more than 560 Red Robin restaurants across the United States and Canada, including locations operating under franchise agreements. Red Robin… YUMMM®! Connect with Red Robin on Facebook, Instagram, and Twitter.
Forward-Looking Statements
Forward-looking statements in this press release regarding the Company’s future performance, comparable restaurant revenue, selling, general and administrative costs, net income, EBITDA, earnings per share, franchisee restaurant openings, capital expenditures, taxes, and statements under the heading “Outlook for 2019”, and all other statements that are not historical facts, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on assumptions believed by the Company to be reasonable and speak only as of the date on which such statements are made. Without limiting the generality of the foregoing, words such as “expect,” “believe,” “anticipate,” “intend,” “plan,” “project,” “will” or “estimate,” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. Except as required by law, the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date and cautions investors not to place undue reliance on any such forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements based on a number of factors, including but not limited to the following: the effectiveness of the Company’s strategic initiatives, including management’s focus on a narrower range of key initiatives, the effectiveness of the Company’s affordability, service, and operational improvement initiatives to drive dine-in traffic and sales; the ability to increase labor productivity through alternative labor models, and to staff and train the Company’s workforce for service execution, including the complexities related to growth of multiple revenue streams within a single restaurant location; the effectiveness of the Company’s marketing strategies and promotions to sustain and grow comparable restaurant sales; the cost and availability of key food products, labor, and energy; the ability to achieve anticipated revenue and cost savings from anticipated new technology solutions in the restaurants and timing of rollout; the ability to increase online ordering, to-go services, catering, and other off-premise sales; costs associated with increased third-party delivery services; the success of the Company’s re-franchising efforts; the ability to achieve savings to the Company’s general and administrative expenses, which, by their nature, tend to be fixed costs; the Company’s ability to repurchase shares at all or at the times or in the amounts we currently anticipate or to achieve anticipated benefits of a share repurchase program; the impact of the Company’s recent adoption of a shareholder rights plan; availability of capital or credit facility borrowings to fund the Company’s capital expenditures; the adequacy of cash flows or available debt resources to fund operations and growth opportunities; the impact of federal, state, and local regulation of the Company’s business; and other risk factors described from time to time in the Company’s Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission.
For media relations questions contact:
Katelyn Kwiatkowski, Coyne PR
(973) 588-2000
For investor relations questions contact:
Raphael Gross, ICR
(203) 682-8253

RED ROBIN GOURMET BURGERS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Twelve Weeks Ended	Twelve Weeks Ended	Twenty-Eight Weeks Ended	Twenty-Eight Weeks Ended
	July 14, 2019	July 15, 2018	July 14, 2019	July 15, 2018
Revenues:
Restaurant revenue	$302,418	$310,392	$702,902	$725,094
Franchise and other revenue	5,563	4,996	14,945	11,813
Total revenues	307,981	315,388	717,847	736,907

Costs and expenses:
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	72,387	74,874	166,102	173,389
Labor	106,538	106,476	249,432	249,491
Other operating	43,000	42,668	98,565	97,693
Occupancy	25,458	26,460	60,478	61,470
Depreciation and amortization	21,369	22,323	49,807	51,516
General and administrative	21,791	20,408	51,881	48,996
Selling	13,443	15,209	31,469	32,939
Pre-opening costs	—	569	319	1,706
Other charges	16,847	10,615	19,245	16,902
Total costs and expenses	320,833	319,602	727,298	734,102

(Loss) income from operations	(12,852)	(4,214)	(9,451)	2,805

Other expense:
Interest expense, net and other	2,153	2,385	5,391	5,792

Loss before income taxes	(15,005)	(6,599)	(14,842)	(2,987)
Income tax benefit	(15,986)	(4,725)	(16,462)	(5,493)
Net income (loss)	$981	$(1,874)	$1,620	$2,506
Earnings (loss) per share:
Basic	$0.08	$(0.14)	$0.12	$0.19
Diluted	$0.08	$(0.14)	$0.12	$0.19
Weighted average shares outstanding:
Basic	12,970	12,982	12,969	12,979
Diluted	13,043	12,982	13,047	13,080

RED ROBIN GOURMET BURGERS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	(Unaudited) July 14, 2019	December 30, 2018
Assets:
Current Assets:
Cash and cash equivalents	$26,194	$18,569
Accounts receivable, net	12,978	25,034
Inventories	27,428	27,370
Prepaid expenses and other current assets	15,005	27,576
Total current assets	81,605	98,549
Property and equipment, net	527,789	565,142
Right of use assets, net	448,352	—
Goodwill	96,453	95,838
Intangible assets, net	32,071	34,609
Other assets, net	73,665	49,803
Total assets	$1,259,935	$843,941

Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts payable	$32,037	$39,024
Accrued payroll and payroll related liabilities	37,863	37,922
Unearned revenue	39,723	55,360
Short-term portion of lease obligations	42,136	786
Accrued liabilities and other	43,899	38,057
Total current liabilities	195,658	171,149
Deferred rent	—	75,675
Long-term debt	181,375	193,375
Long-term portion of lease obligations	503,030	9,414
Other non-current liabilities	10,158	11,523
Total liabilities	890,221	461,136

Stockholders’ Equity:
Common stock; $0.001 par value: 45,000 shares authorized; 17,851 and 17,851 shares issued; 12,985 and 12,971 shares outstanding	18	18
Preferred stock, $0.001 par value: 3,000 shares authorized; no shares issued and outstanding	—	—
Treasury stock 4,866 and 4,880 shares, at cost	(200,428)	(201,505)
Paid-in capital	212,059	212,752
Accumulated other loss, net of tax	(4,724)	(4,801)
Retained earnings	362,789	376,341
Total stockholders’ equity	369,714	382,805
Total liabilities and stockholders’ equity	$1,259,935	$843,941

Schedule I
Reconciliation of Non-GAAP Results to GAAP Results
(In thousands, except per share data, unaudited)

In addition to the results provided in accordance with Generally Accepted Accounting Principles (“GAAP”) throughout this press release, the Company has provided non-GAAP measurements which present the 12 and 28 weeks ended July 14, 2019 and July 15, 2018, net income and basic and diluted earnings per share, excluding the effects of executive transition and severance, board and shareholder matter costs, asset impairments, litigation contingencies, asset disposals, restaurant closure costs, reorganization costs, executive retention costs and their related income tax effects. The Company believes the presentation of net income and earnings per share exclusive of the identified item gives the reader additional insight into the ongoing operational results of the Company. This supplemental information will assist with comparisons of past and future financial results against the present financial results presented herein. Income tax effect of reconciling items was calculated based on the change in the total tax provision calculation after adjusting for the identified item. The non-GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP.

	Twelve Weeks Ended	Twelve Weeks Ended	Twenty-Eight Weeks Ended	Twenty-Eight Weeks Ended
	July 14, 2019	July 15, 2018	July 14, 2019	July 15, 2018
Net income (loss) as reported	$981	$(1,874)	$1,620	$2,506
Executive transition and severance	370	—	2,364	—
Board and shareholder matter costs	1,152	—	1,152	—
Asset impairment	14,064	9,643	14,064	9,643
Litigation contingencies	—	—	—	4,000
Spiral menu disposal	—	506	—	506
Restaurant closure costs	1,001	—	1,305	—
Reorganization costs	—	466	—	2,753
Executive retention	260	—	360	—
Income tax effect of reconciling items	(4,380)	(2,777)	(5,004)	(4,394)
Adjusted net income	$13,448	$5,964	$15,861	$15,014

Basic net income per share:
Net income (loss) as reported	$0.08	$(0.14)	$0.12	$0.19
Executive transition and severance	0.03	—	0.18	—
Board and shareholder matter costs	0.09	—	0.09	—
Asset impairment	1.08	0.74	1.08	0.74
Litigation contingencies	—	—	—	0.31
Spiral menu disposal	—	0.04	—	0.04
Restaurant closure costs	0.07	—	0.10	—
Reorganization costs	—	0.04	—	0.21
Executive retention	0.02	—	0.03	—
Income tax effect of reconciling items	(0.34)	(0.22)	(0.38)	(0.34)
Adjusted earnings per share - basic	$1.03	$0.46	$1.22	$1.15

Diluted net income per share (1):
Net income (loss) as reported	$0.08	$(0.14)	$0.12	$0.19
Executive transition and severance	0.03	—	0.18	—
Board and shareholder matter costs	0.09	—	0.09	—
Asset impairment	1.08	0.74	1.08	0.74
Litigation contingencies	—	—	—	0.31
Spiral menu disposal	—	0.04	—	0.04
Restaurant closure costs	0.07	—	0.10	—
Reorganization costs	—	0.04	—	0.21
Executive retention	0.02	—	0.03	—
Income tax effect of reconciling items	(0.34)	(0.22)	(0.38)	(0.34)
Adjusted earnings per share - diluted	$1.03	$0.46	$1.22	$1.15

Weighted average shares outstanding
Basic	12,970	12,982	12,969	12,979
Diluted(1)	13,043	13,072	13,047	13,080
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(1) For the second quarter of 2018, the impact of dilutive shares is included in the calculations as the adjustments for the quarter resulted in adjusted net income. For diluted shares reported on the condensed consolidated statement of operations, the impact of dilutive shares is excluded due to the reported net loss for the quarter.

Schedule II
Reconciliation of Non-GAAP Restaurant-Level Operating Profit to Income
from Operations and Net Income
(In thousands, unaudited)
The Company believes restaurant-level operating profit is an important measure for management and investors because it is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance. The Company defines restaurant-level operating profit to be restaurant revenue minus restaurant-level operating costs, excluding restaurant impairment and closure costs. The measure includes restaurant-level occupancy costs that include fixed rents, percentage rents, common area maintenance charges, real estate and personal property taxes, general liability insurance, and other property costs, but excludes depreciation related to restaurant equipment, buildings and leasehold improvements. The measure excludes depreciation and amortization expense, substantially all of which is related to restaurant-level assets, because such expenses represent historical sunk costs which do not reflect current cash outlay for the restaurants. The measure also excludes selling, general, and administrative costs, and therefore excludes costs associated with selling, general, and administrative functions, and pre-opening costs. The Company excludes restaurant closure costs as they do not represent a component of the efficiency of continuing operations. Restaurant impairment costs are excluded, because, similar to depreciation and amortization, they represent a non-cash charge for the Company’s investment in its restaurants and not a component of the efficiency of restaurant operations. Restaurant-level operating profit is not a measurement determined in accordance with GAAP and should not be considered in isolation, or as an alternative, to income from operations or net income as indicators of financial performance. Restaurant-level operating profit as presented may not be comparable to other similarly titled measures of other companies in our industry. The table below sets forth certain unaudited information for the 12 and 28 week periods ended July 14, 2019 and July 15, 2018, expressed as a percentage of total revenues, except for the components of restaurant-level operating profit that are expressed as a percentage of restaurant revenue.

	Twelve Weeks Ended		Twelve Weeks Ended		Twenty-Eight Weeks Ended		Twenty-Eight Weeks Ended
	July 14, 2019		July 15, 2018		July 14, 2019		July 15, 2018
Restaurant revenue	$302,418	98.2%	$310,392	98.4%	$702,902	97.9%	$725,094	98.4%
Restaurant operating costs (1):
Cost of sales	72,387	23.9%	74,874	24.1%	166,102	23.6%	173,389	23.9%
Labor	106,538	35.2%	106,476	34.3%	249,432	35.5%	249,491	34.4%
Other operating	43,000	14.2%	42,668	13.7%	98,565	14.0%	97,693	13.5%
Occupancy	25,458	8.4%	26,460	8.5%	60,478	8.6%	61,470	8.5%
Restaurant-level operating profit	55,035	18.2%	59,914	19.3%	128,325	18.3%	143,051	19.7%

Add – Franchise and other revenue	5,563	1.8%	4,996	1.6%	14,945	2.1%	11,813	1.6%
Deduct – other operating:
Depreciation and amortization	21,369	6.9%	22,323	7.1%	49,807	6.9%	51,516	7.0%
General and administrative expenses	21,791	7.1%	20,408	6.5%	51,881	7.2%	48,996	6.6%
Selling	13,443	4.4%	15,209	4.8%	31,469	4.4%	32,939	4.5%
Pre-opening costs	—	—%	569	0.2%	319	—%	1,706	0.2%
Other charges	16,847	5.5%	10,615	3.4%	19,245	2.7%	16,902	2.3%
Total other operating	73,450	23.8%	69,124	21.9%	152,721	21.3%	152,059	20.6%

Income from operations	(12,852)	(4.2)%	(4,214)	(1.3)%	(9,451)	(1.3)%	2,805	0.4%

Interest expense, net and other	2,153	0.7%	2,385	0.8%	5,391	0.8%	5,792	0.8%
Income tax benefit	(15,986)	(5.2)%	(4,725)	(1.5)%	(16,462)	(2.3)%	(5,493)	(0.7)%
Total other	(13,833)	(4.5)%	(2,340)	(0.7)%	(11,071)	(1.5)%	299	0.0%

Net income	$981	0.3%	$(1,874)	(0.6)%	$1,620	0.2%	$2,506	0.3%
________________________________________

(1)	Excluding depreciation and amortization, which is shown separately.
Certain percentage amounts in the table above do not total due to rounding as well as the fact that components of restaurant-level operating profit are expressed as a percentage of restaurant revenue and not total revenues.

Schedule III
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(In thousands, unaudited)

The Company defines EBITDA as net income before interest expense, (benefit) for income taxes, and depreciation and amortization. EBITDA and adjusted EBITDA are presented because the Company believes investors’ understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for evaluating our ongoing results of operations without the effect of non-cash charges such as executive transition and severance, board and shareholder matter costs, asset impairments, litigation contingencies, asset disposals, restaurant closure costs, reorganization costs, executive retention costs and their related income tax effects. EBITDA and adjusted EBITDA are supplemental measures of operating performance that do not represent and should not be considered as alternatives to net income or cash flow from operations, as determined by GAAP, and our calculation thereof may not be comparable to that reported by other companies in our industry or otherwise. Adjusted EBITDA further adjusts EBITDA to reflect the additions and eliminations shown in the table below. The use of adjusted EBITDA as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance. Adjusted EBITDA as presented may not be comparable to other similarly-titled measures of other companies, and our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by excluded or unusual items. We have not provided a reconciliation of our adjusted EBITDA outlook to the most comparable GAAP measure of net income. Providing net income guidance is potentially misleading and not practical given the difficulty of projecting event-driven transactional and other non-core operating items that are included in net income, including asset impairments and income tax valuation adjustments. The reconciliations of adjusted EBITDA to net income for the historical periods presented below are indicative of the reconciliations that will be prepared upon completion of the periods covered by the non-GAAP guidance.

	Twelve Weeks Ended	Twelve Weeks Ended	Twenty-Eight Weeks Ended	Twenty-Eight Weeks Ended
	July 14, 2019	July 15, 2018	July 14, 2019	July 15, 2018
Net income as reported	$981	$(1,874)	$1,620	$2,506
Interest expense, net	2,322	2,458	5,667	5,735
Income tax benefit	(15,986)	(4,725)	(16,462)	(5,493)
Depreciation and amortization	21,369	22,323	49,807	51,516
EBITDA	$8,686	$18,182	$40,632	$54,264

Executive transition and severance	$370	$—	$2,364	$—
Board and shareholder matter costs	1,152	—	1,152	—
Asset impairment	14,064	9,643	14,064	9,643
Litigation contingencies	—	—	—	4,000
Spiral menu disposal	—	506	—	506
Restaurant closure costs	1,001	—	1,305	—
Reorganization costs	—	466	—	2,753
Executive retention	260	—	360	—
Adjusted EBITDA	$25,533	$28,797	$59,877	$71,166